Exhibit 23.1

Board of Directors and Shareholders of

Living Homeopathy International Ltd.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 8, 2025, except for Notes 1, 9, 13 and 14, as to which the date is March 6, 2026, in the Amendment No.4 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-287532) with respect to the consolidated balance sheets of Living Homeopathy International Ltd. and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes included herein.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

San Mateo, California	WWC, P.C.
March 6, 2026	Certified Public Accountants
PCAOB ID No.1171